Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2018 with respect to the balance sheet of Autolus Therapeutics Limited and our report dated February 8, 2018 with respect to the financial statements of Autolus Limited, in the Registration Statement (Form F-1) and related Prospectus of Autolus Therapeutics Limited dated May 7, 2018.

/s/ Ernst & Young LLP

Reading, United Kingdom

May 7, 2018